EXHIBIT (10)J

ECOLAB

EXECUTIVE FINANCIAL COUNSELING PLAN

(Effective January 1, 2005)

ARTICLE I — Name and Purpose

1.1	Plan Name	The name of the Plan is “Ecolab Executive Financial Counseling Plan.”

1.2	Purpose	The purpose of the Plan is to reimburse Executive Employees of the Company for certain expenses incurred by such Executives for financial counseling.

ARTICLE II — Definitions

For purposes of this Plan, each of the terms set forth in this article shall, unless the context otherwise requires, have the meaning prescribed in this article.

2.1	Plan	The “Plan” is the Ecolab Executive Financial Counseling Plan set forth in this instrument as it may be amended from time-to-time.

2.2	Company	The “Company” is Ecolab Inc., a Delaware corporation, or its successor.

2.3	Executive

An “Executive” is an Employee who has been selected by the Chief Executive Officer of the Company to participate in the Plan. In the event coverage under the Plan continues for a period following the Executive’s death, the term “Executive” shall refer to the executor or other personal representative of the deceased Executive’s estate.

2.4	Annual Compensation

Effective as of January 1, 2008, an Executive’s “Annual Compensation” for a Plan Year is the rate of the Executive’s annual base compensation as of January 1 of the Plan Year, or, in the case of an Executive who was not an Employee on such January 1, the date he or she became an Employee.

2.5	Employee	“Employee” is a common-law employee of the Company or of any other corporation at least fifty percent of the outstanding stock of which is owned, directly or indirectly, by the Company.

2.6	Financial Counseling

Financial Counseling shall refer to services rendered for an Executive (or his or her estate) for financial/investment planning, estate planning, tax planning, tax return preparation and tax audit assistance by an Authorized Vendor.

2.7	Authorized Vendor

Any accounting/tax, investment and legal vendor(s), selected at the discretion of the Executive to perform Financial Counseling, with respect to whom the Executive has provided written notice to the Administrator; provided, however, that any vendor who is not licensed in the area of expertise in which he or she practices or who is a relative of the Executive shall not be an Authorized Vendor unless the Company authorizes the use of such vendor in writing.

2.8	Annual Percentage

The “Annual Percentage” with respect to an Executive for any Plan Year beginning on or after January 1, 2008, shall be an amount equal to five percent (5%) of the Chief Executive Officer’s and three percent (3%) of each other Executive’s applicable Annual Compensation for that Plan Year.

2.9	Annual Reimbursement Limit	The “Annual Reimbursement Limit” with respect to an Executive for any Plan Year beginning on or after January 1, 2008, shall be his or her Annual Percentage for such Plan Year.

2.10	Permanent and Total Disability

For purposes of this Plan, an Executive shall be considered to be “Permanently and Totally Disabled” only if, by reason of bodily injury or disease, he or she is entitled to receive long-term disability benefits under the Company’s long-term disability plan.

2.11	Plan Year	The “Plan Year” is the calendar year.

ARTICLE III — Administration

3.1	Administrator

The Company shall be the Administrator of the Plan. The Vice President — Corporate Human Resources of the Company (or the functional equivalent of such officer in the event the title or responsibility of that office change) shall perform the duties of the Administrator on behalf of the Company. Such Vice President may, by written instrument, delegate any or all of the duties of the Administrator to any person who shall serve at the pleasure of such Vice President.

3.2	Duties	The Administrator shall take such actions and adopt such rules and procedures as shall be necessary or advisable to carry out the provisions of the Plan.

3.3	Indemnification

The Company shall indemnify the Vice President — Corporate Human Resources and each person performing duties as Administrator against all liabilities such person may incur in the administration of the plan. The Administrator shall be entitled to reimbursement from the Company for expenses incurred in the performance of the duties of Administrator.

3.4	Claims

The Administrator shall give each Executive, within a reasonable time following the Executive’s submission of a request for payment of benefits, written notice of the amount of such benefits to which the Executive is entitled. The Executive may, within thirty days after receiving such notice, file with the Administrator a written objection to the Administrator’s determination of such amount. The Administrator shall review the claim and shall respond in writing to the Executive within sixty days after receiving the objection. If the Administrator, upon review denies any part or all of the benefits claims by the Executive, the Executive may, within sixty days of receiving the Administrator’s response, appeal the Administrator’s decision by written notice to the Chief Executive Officer of the Company. Within ninety days after receiving the Executive’s notice of appeal, the Chief Executive Officer shall render a decision with respect to the claim, which decision shall be final and binding upon the company and the Executive.

ARTICLE IV — Benefits

4.1	Coverage

		(A)	Each Executive shall be covered under the Plan as of the first date on or after the Effective Date on which he or she is an Executive.

		(B)	An Executive shall cease to be covered under the Plan as of the earliest of:

			(1)	The date his or her employment as an Executive ceases for any reason other than death or Permanent and Total Disability;

(2)

If the coverage under the Plan continued during a period of the Executive’s Permanent and Total Disability, the end of the calendar year following the year in which the Permanent and Total Disability occurred or such earlier date as the Permanent and Total Disability ceases; and

			(3)	If coverage under the Plan continued as a result of the Executive’s death, the end of the calendar year following the year in which the death occurred.

4.2	Benefits	(A)

Subject to subparagraph (B), an Executive shall be entitled to reimbursement of expenses incurred for Financial Counseling by an Authorized Vendor during the Plan Year (but prior to the claims submission date of December 15 of such Plan Year) while the Coverage under the Plan was in effect Such reimbursement shall not exceed the Annual Reimbursement Limit in any Plan Year beginning on or after January 1, 2008. For any Plan Year beginning before January 1, 2008, the amount of reimbursement shall be approved by the Administrator.

(B)

Notwithstanding anything to the contrary in subparagraph (A), the reimbursement amount with respect to eligible expenses incurred during the calendar year following the year in which the death or Permanent and Total Disability of the Executive occurred will be equal to, but shall not exceed, the Executive’s Annual Percentage for the Plan Year in which such death or Permanent and Total Disability occurred.

4.3	Request for Reimbursement

Within a reasonable time following the occurrence of expenses eligible for reimbursement under this Plan, the Executive shall file with the Administrator a request for reimbursement which includes the itemized statement from the Authorized Vendor to the Executive and the Executive’s written confirmation of the accuracy of the statement, and such other information as the Administrator shall from time to time deem necessary or desirable in administering the Plan. Executive’s request for expenses incurred during a Plan Year shall be made not later than December 15 of such Plan Year to permit timely processing prior to the end of such Plan Year.

4.4	Payment of Benefit

Benefit payments with respect to eligible expenses shall be made, at the discretion of the Administrator, directly to the Authorized Vendor or to the Executive (or the Executive’s estate in the event of his or her death) within a reasonable time following submission of a properly filed request for reimbursement. Payment or reimbursement shall in all cases be made by the last of the of Plan Year in which such eligible expenses were incurred. Notwithstanding any provision of the Plan to the contrary, the amount of expenses eligible for reimbursement with respect to any Executive during any Plan Year may not affect the expenses eligible for reimbursement in any other Plan Year, and in no event may all amounts of expenses incurred in any Plan Year to be reimbursed later than the last day of the immediately following Plan Year.

4.5	Facility of Payment

If the Administrator determines that a person entitled to benefits under the Plan is under legal disability or is otherwise unable to receipt for any benefit payment, the Administrator may, in his sole discretion, pay such benefit to a spouse, parent or adult child of such person, or to any individual whom the administrator determines to have assumed responsibility for such person’s financial affairs. The receipt of the distributee selected by the Administrator shall be a complete release of all claims of the person on whose behalf such payment is made and the payment to such distributee shall fully discharge the Company’s obligation under the plan to the extent of such payment.

4.6	Non-alienation

No Executive may in any way pledge, assign, encumber or otherwise alienate his interest in any benefit payable under the Plan. The Company shall give no effect to any instrument purporting to alienate any person’s interest in Plan benefits.

4.7	Compliance with Section 409A

It is intended that the Plan (including all Amendments thereto) comply with the provisions of Section 409A of the Code, the final regulations and any other guidance issued by the IRS or the Treasury thereunder (the “409A Guidance) to prevent the inclusion in gross income of any amount available to an Executive hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executive. All Plan provisions shall be interpreted in a manner consistent with the 409A Guidance. Any Plan provisions that would cause the Plan to fail to satisfy the 409A Guidance shall have no force and effect until amended to comply with the 409A Guidance (which amendment may be retroactive to the extent permitted by the 409A Guidance). Notwithstanding the foregoing, neither the Company nor the Administrator guarantee any tax consequences of any Executive’s participation in, or payments from, the Plan, and each Executive shall be solely responsible for payment of any tax obligations of such Executive incurred in connection with participation in the Plan.

ARTICLE V — Funding

5.1	Company Obligations

Benefits under the Plan shall be paid directly by the Company from its general assets. No specific property of the Company shall in any manner be dedicated to or segregated for payment of such benefits.

5.2	Executive Rights

No Executive shall have any right to any specific assets of the Company under the Plan, but shall, to the extent the Company does not pay benefits when they are due, be a general creditor of the Company.

ARTICLE VI — Amendment and Termination

6.1	Amendment

The Plan may be amended from time-to-time by instrument signed by either the General or the Vice President — Corporate Human Resources of the Company (or the functional equivalent of such offices in the event the title or responsibilities of the office change).

6.2	Termination

The Plan may be terminated at any time by an instrument signed by either the General Counsel of the Vice President — Corporate Human Resources of the Company (of the functional equivalent of such offices in the event the title or responsibilities of the office change).

6.3	Restriction

No amendment or termination shall operate to deprive any Executive of any benefit otherwise payable during the Plan Year in which the amendment or termination occurs with respect to expenses incurred by the Executive prior to the date on which the resolution amending or terminating the Plan is adopted.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and its corporate seal to be affixed this 19 day of December, 2008.

ECOLAB INC.

(Corporate Seal)

Attest:	/s/ Michael L. Meyer
By: Michael L. Meyer
Senior Vice President — Human Resources
/s/ Lawrence T. Bell
By: Lawrence T. Bell
General Counsel and Secretary